Exhibit 10.41
PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made this 1st day of December, 2021 by and between 64 Vaughan Mall, LLC, a New Hampshire limited liability company with an address of 41 Industrial Drive, Unit 20, Exeter, New Hampshire 03833 (the “Seller”), and Novocure Inc., a Delaware corporation, having an address of 195 Commerce Way, Portsmouth, New Hampshire 03801 (the “Buyer”).

1. Purchase and Sale.
Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase and pay for certain property with all buildings, municipal land use permits, and improvements (the “Improvements”) thereon located at 64 Vaughan Mall, Portsmouth, New Hampshire more particularly described in Seller’s deed recorded in the Rockingham County Registry of Deeds at Book 6163, Page 19, and including all right, title and interest of Seller in and to all rights, privileges and easements appurtenant to the property, including, without limitation, all development rights, air rights, water rights, and riparian rights relating to the property, and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the property, and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the property (collectively the “Property”); all right, title and interest of Seller in and to all permits, licenses and approvals with respect to the ownership, use and occupancy of the Property and the Improvements and any all other intangible property now or hereafter owned by Seller and used in the ownership of the Property; and all HVAC, boiler systems, mechanical systems, and related systems and components, and other personal property and fixtures owned by Seller located on or in or used in connection with the ownership of the Property except to the extent rejected by Buyer as of the expiration of the Due Diligence Period (as defined in Section 5 below).

2. Purchase Price.
The purchase price for the Property (the “Purchase Price”) is Nine Million Five Hundred Thousand and 00/100 Dollars ($9,500,000.00) and shall be payable as follows:
(a)Upon execution of this Agreement, Buyer shall deliver a deposit of Four Hundred Seventy-Five Thousand and 00/100 Dollars ($475,000.00) by wire transfer or by other immediately available funds to Bosen & Associates, PLLC (the “Escrow Agent”) to be held in escrow by the Escrow Agent. The Deposit shall be held by the Escrow Agent in a non-interest-bearing account as an earnest money deposit hereunder and shall be applied at the closing of title to be held pursuant to Section 9 hereof (the "Closing") towards payment of the Purchase Price. The Deposit shall be held in escrow in accordance with Section 17 hereof.

(b)Except as otherwise set forth herein, the Deposit shall be non-refundable upon the expiration of the Due Diligence Period except in the event of a Seller default or as otherwise set forth herein.
(c)The balance of the Purchase Price, Nine Million Twenty-Five Thousand and 00/100 Dollars ($9,025,000.00) shall be paid to Seller by Buyer at the Closing by wire transfer or by other immediately available funds, subject to the adjustments required in this Agreement in accordance with the terms hereof.

3. Title.
(a) Seller shall convey the Property to Buyer by Warranty Deed. Title will be good and clear, record and marketable and insurable title pursuant to an ALTA standard form title policy. Buyer shall, at its option and at its sole cost and expense, obtain a title examination of the Property. It is a condition to Buyer's obligations hereunder that title to the Property will be free and clear of all pledges, security interests or other monetary encumbrances, and of all agreements, leases, easements, restrictions and encumbrances, except (i) zoning, Property use and other governmental laws, rules and regulations; (ii) utility and other rights-of-way and/or easements of record, if any; (iii) roads, highways and other public rights of way; (iv) matters created, suffered or permitted by or through the Buyer; (v) any defects of title accepted by Buyer pursuant to Section 3(b); and (vi) real estate taxes or other assessments on the Property not yet due and payable for the current tax year. Buyer shall have the option to have the Seller convey the Property directly to a wholly-owned subsidiary of Buyer.

(b) Buyer shall notify Seller in writing of any objections with respect to title on or before the expiration of the Due Diligence Period, failing which this condition shall be deemed met or waived, excepting only title or survey matters which are recorded, or arise with respect to survey matters, after the date of Buyer’s title examination and survey of the Property. If Buyer asserts any objections in title that would make Seller unable to convey title to the Property as described in paragraph (a) above, then Buyer shall notify Seller, and Seller will have thirty (30) days after receipt of notice of such objection within which either to remedy or cure any such objection of title, and the Closing Date (as defined in Section 9(a) below) will be extended accordingly, if necessary, to enable Seller to so remedy or cure such objection(s) of title. If such objections of title are not corrected or remedied within such time period, then Buyer will elect to either (i) accept title to the Property subject to the uncured objections of title without reduction of the Purchase Price and without any right to damages or other liability on the part of Seller, or (ii) terminate this Agreement and have the Deposit returned to Buyer, and all obligations of the parties hereunder shall cease and neither party will have any claim against the other by reason of this Agreement. Seller is not obligated to bring any actions or to expend any money to clear any objections of title.

4. Adjustments and Costs.

Real estate taxes, water and sewer charges, and other assessments affecting the Property shall be apportioned between Seller and Buyer as of the Closing Date. All New Hampshire real estate property transfer taxes shall be shared equally by the Seller and the Buyer.

5. Buyer's Due Diligence Review.

1. Seller has provided Buyer with any and all plans, municipal land use approvals, surveys, property contracts (if any), environmental site assessments and any other documents in Seller’s possession with respect to the Property as of the Effective Date of this Agreement. In doing so, Seller makes no representations with respect to the accuracy or completeness of such items except with respect to approvals as set forth in Section 6(k). Subject to any specific limitations or other provisions hereof, Buyer will have until December 15, 2021 (the “Due Diligence Period”) to perform all analysis, investigations, appraisals, inspections, assessments, or any other items the Buyer considers necessary to investigate the Property, including a review of title and survey, environmental conditions, compliance with governing laws and existing approvals, including but not limited to with respect to Buyer’s intended use of the Property as general office space with up to 240 workers. Should the results of Buyer’s due diligence prove unsatisfactory to the Buyer for any reason and the Buyer so notifies the Seller in writing prior to the end of this due diligence period, Buyer may elect to terminate this Agreement and this Agreement will be null and void and the Deposit will be returned to Buyer, unless the Seller proposes to remedy any such defects and the Buyer elects to accept such remedy. If the Buyer elects to accept Seller’s proposal to remedy any defects noted, the Closing Date shall be extended for the period of time required to correct any such defects to Buyer’s satisfaction. Notwithstanding the foregoing, should Buyer determine as of the Closing Date that a non-appealable site plan approval necessary for Buyer’s intended use of the Premises as general office space for up to 240 workers will not be in place as of the original Closing Date, in addition to having the right to terminate this Agreement and having the Deposit returned to Buyer, Buyer shall have the option to extend the due diligence period and Closing Date for up to four (4) additional thirty (30) day periods to allow site plan approval to be obtained.. Buyer may enter upon the Property to perform such tests and inspections subject to the following terms and conditions: (i) if, as a result of Buyer’s inspections, the Property is disturbed or damaged in any way, Buyer shall, at its cost, immediately restore the condition of the Property as near as reasonably possible to that existing prior to entry by Buyer, its agents, employees and/or contractors, which obligation shall survive the termination of this Agreement for up to sixty (60) days; (ii) Buyer’ inspections may not include subsurface tests, borings, or scans of the Property without Seller’s prior consent; (iii) any entrance on the Property shall not occur unless Buyer has given Seller at least twenty-four (24) hours’ advance written notice; and (iv) any entrance upon the Property shall be at Buyer’s sole risk and expense. In furtherance thereof, Buyer agrees to indemnify, defend and hold Seller and its officers, directors, partners, shareholders, members, managers, principals and agents free and harmless from and against any and all claims, liabilities, obligations, damages, losses, causes of action and/or obligations, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) asserted against or incurred by Seller and/or its officers, directors, partners, shareholders, members, managers, principals and agents arising out of or in any manner relating to, occurring during, or connected with the performance of Buyer’s inspections and/or Buyer’s and/or its agents', employees' and/or consultants' entry upon the Property, except to the extent any such claims, etc. arise from the negligence or willful misconduct of Seller, and/or its officers, directors, partners, shareholders, members, managers, principals and agents or the mere discovery of any existing condition at the Property. Should the results of any such analysis, investigations, inspections, assessments or other items be for any reason whatsoever unsatisfactory to the Buyer, the Buyer shall have the option to terminate this Agreement by sending written notice to Seller prior to the expiration of the Due Diligence Period, in which event the Deposit shall be refunded to Buyer promptly and thereafter neither Seller nor Buyer shall have any further rights or obligations under this Agreement.

6. Representations and Warranties:

SELLER represents and warrants to Buyer that:

(a) Organization and Authority. Seller has been duly organized, validly exists, is in good standing in its state of organization and is qualified to do business in the State of New Hampshire. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing (collectively, the “Closing Documents”) will be, authorized and duly executed and delivered by Seller and constitute, or will constitute, as appropriate, the legal, valid and binding obligation of Seller, enforceable in accordance with their terms.

(b) Conflicts and Pending Actions. There is no agreement to which Seller is a party or that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. Seller has not committed or obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any other party. No rights of first offer or rights of first refusal regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller or the Property is or may be bound or affected.

(c) No Foreign Person. Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(d) Seller has received no written notice from any governmental authority of any violation of any applicable federal, state, or local statute, law, or regulation (including, without limitation, any applicable building, zoning, health, environmental or other law, ordinance, or regulation) pertaining to the Property which violation is still outstanding or of any pending or contemplated condemnation proceedings with respect to the Property.

(e) To Seller’s knowledge, other than as disclosed in any environmental reports provided by Seller to Buyer and in any environmental reports obtained by Buyer during its inspection of the Property, no hazardous substances are present on, under or in the Property. Seller has not received any written notification from any governmental or public authority that the Property is currently in violation of any environmental laws.

(f) Seller is not aware of any zoning ordinance, permit or approval that would interfere with Buyer’s intended use of the Property for general office space;

(g) Seller has received no written notice that any license, permit or approval applicable to the Property has been revoked.

(h) Seller has received no written notice of any violation of the Occupational Safety and Health Act and to Seller’s knowledge, no such violations exist at the Property.

(i) At the time of the Closing, there will be no service, management, leasing, brokerage, and other contracts binding upon or affecting the Property.

(j) OFAC. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees,

officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(k) Site Plan Approval. Schedule 6(k) contains a list of all approvals obtained by Seller or pending with respect to the Property. No further revisions to the site plan approved by the City of Portsmouth Planning Board on August 19, 2021 (“Site Plan”) are required for Buyer’s proposed use of the Property for general office with the potential of up to 240 workers provided the Buyer does not increase the height or overall size of the existing building on the Property. Further, the City of Portsmouth has acknowledged that the following conditions to the Site Plan approval have been satisfied as of the Effective Date.___________________

7.    BUYER represents and warrants to Seller that:

(a) Organization and Authority. Buyer has been duly organized, validly exists, is in good standing in the State of Delaware, and is qualified to do business in the State of New Hampshire. Buyer has the full right, power and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the Closing Documents executed by Buyer will be authorized and duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

(b) Conflicts and Pending Actions. There is no agreement to which Buyer is a party or that is binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(c) No Foreign Person. Buyer is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(d) OFAC. Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

8. Possession and Conditions to Buyer’s Performance.
(a) Subject to the terms of Section 3 hereof, Seller will deliver the Property at Closing free of all monetary liens and encumbrances, free of all tenants and occupants. Between the Effective Date of this Agreement and Closing, Seller will (i) maintain the Property in the same order, condition, and repair as of the date hereof, and consistent with its past practices, reasonable wear and tear only excepted; (ii) operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Property; (iii) not enter into any lease or other occupancy agreement with respect to any portion of the Property; (iv) not make any alterations or additions to the Property without first obtaining Buyer’s written approval, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Property, (v) not change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property without first obtaining Buyer’s written approval, (vi) not cancel, amend or modify in any material respect any certificate, license, approval or permit held by or on behalf of Seller with respect to the Property, and (vii) not sell or encumber all or any portion of the Property or enter into any agreement with respect thereto.

(b) Seller shall promptly give Buyer a reasonably detailed written notice of: (i) any fire, flood or other material adverse change with respect to the Property; (ii) any actual or proposed condemnation (or proceeding in lieu thereof); (iii) any notice received by Seller claiming that the Property or the use and operation thereof fails to comply with applicable legal requirements; (iv) any notice received by Seller claiming that Seller is in default under any permit or approval with respect to the Property; and (v) any notice received by Seller concerning any pending or threatened litigation or administrative proceeding affecting the Property or Seller. If Seller becomes aware during the term of this Agreement of any matters that render any of its representations or warranties untrue, Seller shall promptly disclose such matters to Buyer in writing.

(c) Casualty and Condemnation. In addition to the performance or satisfaction in all material respects of all the other provisions of this Agreement by Seller, the Closing and the obligation of Buyer to buy the Property under this Agreement shall be conditioned expressly on the satisfaction of the following conditions at the Closing Date:
i.If there is a Material Casualty, Buyer may elect to terminate this Agreement and receive a return of the Deposit or to proceed with the purchase of the Property in accordance with this Agreement. As used in this Agreement, the term “Material Casualty” means any damage or destruction to the Property: (i) as to require expenditures in the aggregate of greater than $100,000 (“Restoration Cost”) required to repair and restore the Improvements to their condition existing prior to such destruction or damage; (ii) that materially and adversely affects access to or parking at the Property; (iii) that causes the Property to fail to comply in any material respect with applicable legal requirements; or (iv) as to which the Seller is not entitled to repair and restore the Improvements to their condition existing prior to such destruction or damage without obtaining a variance, special permit or other similar discretionary permit or approval. In the event of a fire or other casualty that is not a Material Casualty, and in connection with any Material Casualty as to which Buyer elects to proceed with the purchase of the Property in accordance with this Agreement, (A) Buyer shall purchase the Property in accordance with the terms hereof without reduction in the Purchase Price (except that at the Closing Buyer will receive a credit for any applicable deductible) and (B) Seller shall assign to Buyer at Closing all property insurance proceeds paid or payable on account of such damage, (and the amount of any deductible shall be credited against the Purchase Price). If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date which is mutually agreeable to the parties, but which is at a maximum of twenty (20) business days after written notice to Buyer of the casualty. If any insurance proceeds paid or payable on account of a fire or other casualty are to be assigned to Buyer in accordance with the provisions of this Agreement, Seller shall cooperate as reasonably requested by Buyer to effectuate such assignment (including, if necessary, prosecuting claims in Buyer’s name or for Buyer’s benefit at Buyer’s expense), and Seller’s obligation to so cooperate shall survive the Closing. In the event of a fire or other casualty that is not a Material Casualty and is not covered by insurance, if Seller does not elect by written notice to Buyer by the earlier of five (5) days after such casualty or two (2) days before Closing to provide a credit against the Purchase Price at closing equal to the cost to repair and restore such uninsured damage, then Buyer may by written notice to Seller elect to terminate this Agreement and receive a return of the Deposit;
ii.If, at any time before completion of the Closing, a taking or condemnation (or proceeding in lieu thereof) is commenced or threatened in writing: (i) of all or substantially all of the Property; or (ii) of less than all or substantially all of the Property that: (1) causes the Property to fail to comply with legal requirements; (2) materially impairs access to or egress from the Property; (3) causes the loss of more than ten percent (10%) of any parking that benefits the Property; or (4) otherwise, in Buyer’s reasonable business judgment, results in a loss of value in excess of $100,000 (any of the foregoing, a “Material Taking”), Buyer may, at Buyer’s sole option, elect either to:
(x) terminate this Agreement and receive back the Deposit; or

(y) purchase the Property subject to and in accordance with this Agreement.
In the event of condemnation or taking that does not constitute a Material Taking, or if there is a Material Taking but Buyer elects to proceed hereunder, (1) Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price), (2) Seller shall assign to Buyer at Closing all condemnation proceeds except for any separate award relating to Seller’s business and paid or payable as a result of such condemnation. In the event of a condemnation or taking that constitutes a Material Taking, but Buyer elects to proceed, Buyer shall have the right to be present with Seller at any hearings or negotiations with respect thereto, and Seller shall not settle or compromise any such matter without Buyer’s prior written consent which consent shall not be unreasonably withheld. If the Closing Date would otherwise occur sooner, it shall automatically be extended to the date that is twenty (20) business days after written notice to Buyer of the Material Taking.

(d) The representations of Seller contained in this Agreement shall be true and correct in all material respects as of Closing Date as if made on the Closing Date.

(e) Since the date of this Agreement, there shall have been no material adverse change in the condition of the Property (exclusive of any insured casualty or condemnation, which shall be governed as set forth above.

(f) Possession of the Property shall be delivered to Buyer by Seller at the Closing free and clear of (a) all leases, tenants and other occupants and (b) any management, leasing, service, maintenance or other contracts or agreements.

(g) The Buyer shall have entered into a construction agreement acceptable to Buyer in its sole discretion with Hampshire Development Corporation on a cost of work plus fee with guaranteed maximum price basis, with maximum price of $14,500,000 which shall include costs incurred by Seller in connection with the development of the Property as of the Closing Date to the extent in Buyer’s reasonable opinion such costs benefit Buyer’s use of the Property as general office space with up to 240 workers or are acceptable to Buyer.

9. Closing.
(a) The closing of title shall take place at the office of Bosen & Associates, PLLC, 266 Middle Street, Portsmouth, New Hampshire 03801 or at such other time and/or place as Seller and Buyer shall mutually agree, at noon on December 30, 2021 (the date of such closing being herein referred to as the "Closing Date").

(b) At the Closing, Seller will execute, have acknowledged, and deliver to Buyer (or a wholly-owned subsidiary of Buyer) a Warranty Deed conveying title to the Property. The Warranty Deed delivered by Seller will be subject only to those matters set forth in Section 3(a) of this Agreement, and to any defects of title accepted or waived by Buyer pursuant to Section 3(b) of this Agreement. Buyer shall deliver to Seller the Purchase Price, as adjusted for apportionments as provided herein, and which shall be paid or otherwise credited in accordance with the provisions hereof.
Each party shall deliver to the other such other documents as may be required herein or as may be necessary to fulfill its obligations under this Agreement.

(c) The Seller shall also deliver the following documents at or prior to the Closing:
i.An assignment of permits, assigning all permits, licenses and approvals with respect to Property to Buyer;
ii. Assignments and/or reliance letters satisfactory to Buyer with respect to any environmental or structural assessments of the Property upon which Buyer seeks to rely;

iii Certificates as evidence of the authority of persons executing this Agreement, duly executed and acknowledged as provided therein;
iv. A bill of sale conveying all of the right, title and interest of Seller in and to the personal property used in connection with the Property;
v. An affidavit and indemnity as to mechanics' liens and persons in possession in a customary form reasonably acceptable to Buyers’ title insurance company;
vi. An affidavit stating that Seller is not a foreign person or entity within the meaning of Section 1445 of the Internal Revenue Code, and complying with the Internal Revenue Service Regulations promulgated pursuant to said Section 1445; and
vii. A letter from the City of Portsmouth that the existing Site Plan extends site plan approval with respect to Buyer’s general office space use of the Property with up to 240 workers.

10. All risk of loss to the Property prior to the Closing will be on Seller.

11. Broker.
None.

12. Statutory Notifications.
By its execution of this Agreement, Buyer acknowledges receipt of the notifications required by NH RSA §§ 477:4-a and 477:4-d, copies of which are attached hereto and made a part hereof as Exhibit A.

13. Default.
(a) If Buyer defaults in performing its obligations hereunder prior to or at the Closing, and Seller has performed or tendered performance of its obligations hereunder, then (a) this Agreement shall terminate; (b) the Deposit shall remain the property of the Seller as liquidated damages; and (c) Seller and Buyer shall have no further obligations to each other. Buyer and Seller acknowledge that the damages to Seller in the event of a breach of this agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement, without further recourse.

(b) If Seller defaults in performing its obligations hereunder prior to or at the Closing, and Buyer has performed or tendered performance of its obligations hereunder, then subject to the terms and conditions hereof, Buyer’s sole remedy will be to either (i) terminate this Agreement and have the Deposit theretofore paid returned to it and the parties shall be relieved of any further liability or obligation hereunder, or (ii) commence an action for specific performance or (iii) waive such default and consummate the transactions contemplated hereby in accordance with the terms of this Agreement.

14. Notices.
Whenever Seller or Buyer makes any demand or serves any notice upon the other under the terms of this Agreement, the same shall be in writing and shall be deemed sufficiently given only if personally delivered; or sent by prepaid nationally recognized overnight courier delivering against a signed receipt (e.g., FedEx); to the following addresses:

If to Seller: 64 Vaughan Mall, LLC
41 Industrial Drive, Unit 20
Exeter, NH 03833
Attention: Steven P. Wilson

With a copy to: John K. Bosen, Esquire
Bosen & Associates, PLLC
266 Middle Street
Portsmouth, NH 03801
Phone: (603) 427-5500

If to Buyer: Novocure Inc.
195 Commerce Way
Portsmouth, NH 03101
Attention: General Counsel

With a copy to: Margaret E. Probish, Esq.
Sheehan Phinney Bass & Green PA
1000 Elm Street, 17th Floor
Manchester, NH 03101
T 603.627.8256
mprobish@sheehan.com

A communication sent in compliance with this section shall be deemed given and received on the earliest to occur of: (i) in the case of a hand delivery, the date it is received or first refused; or (ii) in the case of overnight delivery, on the first business day next following the day the notice or communication was delivered to the carrier or first refusal. Communications may be signed, given and/or received by an attorney for a party to this Agreement.

15. Confidentiality. The parties hereto agree that the terms of this Agreement, including but not limited to the Purchase Price, shall remain confidential, and that copies of this Agreement, any and all amendment(s) to this Agreement, and the contents thereof, shall not be provided to anyone other than the parties or their respective attorneys, lenders, employees or representatives without the prior written consent of the parties hereto in each instance, unless a party is compelled to produce same by law or by a court of competent jurisdiction.

16. Section 1031 Exchange. The parties agree to cooperate with each other to effect a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. Each party shall incur no additional risk, cost, or expense in connection therewith or under this Agreement as a result of or in connection with the exchange by the other party. Notwithstanding the foregoing, it is understood that Buyer shall receive the deed for the Property directly from Seller.

17. Escrow Funds. The Deposit shall be held in a federally insured, non-interest bearing escrow account. In the event that Buyer or Seller sends written notice to Escrow Agent certifying to Escrow Agent that it is entitled to receive the Deposit pursuant to the terms of this Agreement (other than at the Closing), Escrow Agent shall promptly forward a copy of such certification to the other party pursuant to and in accordance with the notice provisions of Section 14 hereof. If Escrow Agent does not receive a written objection to such certification from the other party within ten (10) days after the date of receipt of such notice, Escrow Agent may disburse all such amounts to the certifying party. If Escrow Agent timely receives an objection or conflicting demand, Escrow Agent will have the right to do either of the following: (i) interplead the Deposit into a court of competent jurisdiction in Rockingham County, New Hampshire (the cost of doing so to be deducted from the Deposit), and the parties will thereafter be free to pursue their rights at law and/or in equity with respect to the disbursement of the Deposit, whereupon the Escrow Agent will be fully released and discharged from its duties and obligations under this Agreement; or (ii) resign and transfer the Deposit to a replacement escrow agent reasonably satisfactory to Buyer and Seller. Upon the transfer of Deposit to such mutually agreed upon replacement escrow agent, the Escrow Agent will thereupon be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it by this Agreement.

Escrow Agent will incur no liability hereunder whatsoever except in the event of its willful misconduct or negligence. Seller and Buyer, jointly and severally, agree to defend and indemnify the Escrow Agent against all reasonable costs, obligations and liabilities suffered by it for which it may be claimed to be liable hereunder, except for that occasioned by its willful misconduct or negligence. The indemnity provided in the preceding sentence will survive any termination of this Agreement. The fees of the Escrow Agent and costs incurred by it in performing its duties hereunder will be shared equally by the parties.

18. Miscellaneous.
(a) As used in this Agreement, the Effective Date shall be the later date of the execution of this Agreement by the Buyer or the Seller, as determined by reference to the signature dates annotated by the respective parties after their signatures.

(b) This Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective heirs, personal representatives, successors, and assigns.

(c) All prior discussions and agreements, written and/or oral, are merged herein. This Agreement may not be modified in any manner except by an instrument in writing signed by Seller and Buyer.

(d) This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of New Hampshire, and only in a court therein.

(e) TIME IS OF THE ESSENCE WITH RESPECT TO EACH AND EVERY PROVISION HEREOF.

(f) This Agreement may be executed in one or more identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against, the parties hereto. Signatures originally executed by hand, but transmitted or delivered by e-mail or facsimile, shall have the same binding effect and shall be as valid and enforceable as original signatures. Neither Seller nor Buyer shall be liable or responsible for any special, incidental, indirect, or consequential damages, including but not limited to lost profits or loss of business, arising out of or in any way relating to performance or non-performance under this Agreement, even if any party has knowledge of the possibility of such damages.

(g) By executing this Agreement, the Seller and Buyer hereby grant to their attorneys the actual authority to bind them for the sole limited purpose of allowing them to grant extensions, and the Seller and Buyer shall be able to rely upon signatures of said attorneys as binding unless they have actual knowledge that the principals have disclaimed the authority granted herein to bind them.

(h) Access. From and after the date of this Agreement, subject to the terms of Section 5, Seller agrees to permit Buyer (and Buyer’s designees if accompanied by Buyer)

reasonable access, at reasonable times, to the Property for the purpose of making measurements and inspections, for construction tours, and to show the Improvements to prospective tenants.

The rest of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set out below.

SELLER: 64 Vaughan Mall, LLC

Date: December 1, 2021 By: /s/Steven P. Wilson
Print name: Steven P. Wilson
Print title: Manager
Duly authorized

BUYER: Novocure Inc.

By: /s/Wilco Groenhuysen
Date: December 1, 2021 Print name: Wilco Groenhuysen
Print title: Chief Operating Officer
Duly authorized

Exhibit A

--New Hampshire Statutory Notifications –
{CONFIRM APPLICABILITY/ACCURACY OF STATEMENTS BELOW}
Pursuant to NH RSA § 477:4-a, Seller hereby notifies Buyer as follows:
. Radon Gas: Radon gas, the product of decay of radioactive materials in rock may be found in some areas of New Hampshire. This gas may pass into a structure through the ground or through water from a deep well. Testing can establish its presence and equipment is available to remove it from the air or water.
. Lead Paint: Before 1977, paint containing lead may have been used in structures. The presence of flaking lead paint can present a serious health hazard, especially to young children and pregnant women. Tests are available to determine whether lead is present.
Pursuant to NH RSA § 477:4-d, Seller discloses as follows:
. Water Supply System: The Property is served by a public water system.
. Sewage Disposal System: The Property is served by city sewer.
. Insulation: Some portions of the Property are insulated, but Seller is without knowledge as to the type and location of such insulation.

Buyer’s Initials: /s/WG

Seller’s Initials: /s/SW